1720 North First Street
San Jose, CA 95112-4598
December 17, 1997
97 GO 10

Contact:  Gerry Feeney (408) 367-8216
For Immediate Release

CAL WATER FINALIZES HOLDING COMPANY FORMATION

San Jose, CA - After receiving final regulatory approval from the California Public Utilities Commission, directors of California Water Service Company today gave their final approval to adopt the holding company structure which was approved by shareholders at their annual meeting in April. The new holding company, which is expected to be activated at the close of business on December 31, 1997, will be known as California Water Service Group.

"In conjunction with the holding company formation, California Water Service Company common stock shareholders of record on December 31, 1997, will automatically become common stock shareholders of the new holding company on a two-for-one basis, effectively splitting the common stock," said Robert W. Foy, Chairman of the Board. "The New York Stock Exchange trading symbol for California Water Service Group common stock will be "CWT", the same symbol under which California Water Service Company is traded," Foy said.

After December 31, 1997, when the holding company structure becomes effective, existing common stock certificates of California Water Service Company will represent the same number of California Water Service Group common stock shares. To complete the effective stock split, on January 23, 1998, new California Water Service Group common stock certificates equal to the number of shares held by shareholders on December 31, 1997, will be mailed to common stock owners.

Preferred shareholders of California Water Service Company will become preferred shareholders of the new holding company on a one-for-one basis, however, their voting rights will be doubled to retain their relative voting power.

As previously announced, a new Dividend Reinvestment and Stock Purchase
Plan will be introduced by California Water Service Group. Shareholders enrolled in the existing California Water Service Company Dividend Reinvestment Plan will automatically be enrolled in the new California Water Service Group Dividend Reinvestment and Stock Purchase Plan when it becomes effective. The existing plan will be terminated when the new plan is activated, which is expected to occur in late February 1998, after payment of the first quarter dividend. Until then, the existing plan will be continued on the same terms and conditions, except that it will apply to California Water Service Group common stock after December 31, 1997. Details of the new plan will be mailed with the first quarter 1998 dividend.

"Formation of the holding company is not anticipated to affect the utility operations or work force of California Water Service Company. The utility company will continue to be known to customers and employees as Cal Water and will be dedicated to providing the same excellent customer service as it has in the past," Foy said.

"As we approach the new century, we believe the holding company will provide the flexibility necessary to operate effectively with continued growth in a more competitive and changing water utility industry," Foy said.

Cal Water, the largest investor-owned water utility in California and the third largest in the country, has provided high-quality domestic water service since 1926. Cal Water's 21 operating districts serve approximately 1.5 million people in 57 California communities. Additional information can be found at our Web site at http://www.calwater.com.